Exhibit 99.1

News Release
Contacts: Thomas Joyce Media (612) 303-3167	Judith T. Murphy Investors/Analysts (612) 303-0783

U.S. BANCORP REPORTS RECORD EARNINGS FOR THE SECOND

QUARTER OF 2012

17.6 Percent Increase in Net Income was Driven by an 8.1 Percent Increase in Total Net Revenue and Lower Credit Costs

MINNEAPOLIS, July 18, 2012 — U.S. Bancorp (NYSE: USB) today reported net income of $1,415 million for the second quarter of 2012, or $.71 per diluted common share. Earnings for the second quarter of 2012 were driven by year-over-year growth in total net revenue and a lower provision for credit losses. Highlights for the second quarter of 2012 included:

➢ Strong new lending activity of $67.2 billion during the second quarter, including:

•	$36.7 billion of new and renewed commercial and commercial real estate commitments

•	$2.4 billion of lines related to new credit card accounts

•	$28.1 billion of mortgage and other retail loan originations

➢ Growth in average total loans of 7.7 percent over the second quarter of 2011 (10.0 percent excluding covered loans)

•	Growth in average total loans of 1.9 percent on a linked quarter basis (2.4 percent excluding covered loans)

•	Growth in average total commercial loans of 19.9 percent over the second quarter of 2011 and 5.1 percent over the first quarter of 2012

•	Growth in quarterly average commercial and commercial real estate commitments of 24.3 percent year-over-year and 3.7 percent over the prior quarter

➢ Significant growth in average deposits of 10.5 percent over the second quarter of 2011, including:

•	Growth in average noninterest-bearing deposits of 32.5 percent

•	Growth in average total savings deposits of 4.4 percent

➢ Total net revenue growth of 8.1 percent over the second quarter of 2011 and 2.8 percent on a linked quarter basis

➢ Net interest income growth of 6.6 percent over the second quarter of 2011 (.9 percent linked quarter)

•	Average earning assets growth of 9.4 percent year-over-year

•	Average earning assets growth of 1.2 percent on a linked quarter basis

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

•	Continued strong growth in lower cost core deposit funding on a year-over-year basis

•	Net interest margin of 3.58 percent for the second quarter of 2012, compared with 3.67 percent for the second quarter of 2011, and 3.60 percent for the first quarter of 2012

➢ Year-over-year growth in fee-based revenue of 9.7 percent, driven by higher mortgage banking revenue. Linked quarter growth of 5.2 percent, including a 9.8 percent increase in payments-related revenue and an 8.4 percent increase in mortgage banking revenue

➢ Positive operating leverage on both a year-over-year and a linked quarter basis

➢ Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis.

Provision for credit losses was $50 million less than net charge-offs.

•	Net charge-offs declined 8.9 percent from the first quarter of 2012

•	Annualized net charge-offs to average total loans ratio declined to .98 percent

•	Early and late stage loan delinquencies as a percentage of ending loan balances declined in the majority of loan categories

•	Nonperforming assets (excluding covered assets) decreased 6.9 percent from the first quarter of 2012 (12.3 percent including covered assets)

•	Allowance to nonperforming assets (excluding covered assets) was 210 percent at June 30, 2012, compared with 199 percent at March 31, 2012, and 159 percent at June 30, 2011

•	Allowance to period-end loans (excluding covered loans) was 2.34 percent at June 30, 2012, compared with 2.44 percent at March 31, 2012, and 2.83 percent at June 30, 2011

➢ Capital generation continues to fortify capital position; ratios at June 30, 2012 were:

•	Tier 1 capital ratio of 10.7 percent

•	Total risk based capital ratio of 13.0 percent

•	Tier 1 common equity to risk-weighted assets ratio of 8.8 percent

•	Tier 1 common equity ratio of approximately 7.9 percent using proposed rules for the Basel III standardized approach released June 2012

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)	2Q 2012	1Q 2012	2Q 2011	Percent Change 2Q12 vs 1Q12	Percent Change 2Q12 vs 2Q11	YTD 2012	YTD 2011	Percent Change
Net income attributable to U.S. Bancorp	$1,415	$1,338	$1,203	5.8	17.6	$2,753	$2,249	22.4
Diluted earnings per common share	$.71	$.67	$.60	6.0	18.3	$1.38	$1.12	23.2

Return on average assets (%)	1.67	1.60	1.54			1.64	1.46
Return on average common equity (%)	16.5	16.2	15.9			16.3	15.2
Net interest margin (%)	3.58	3.60	3.67			3.59	3.68
Efficiency ratio (%)	51.1	51.9	51.6			51.5	51.4
Tangible efficiency ratio (%) (a)	49.8	50.5	50.0			50.1	49.8

Dividends declared per common share	$.195	$.195	$.125	—	56.0	$.390	$.250	56.0
Book value per common share (period-end)	$17.45	$16.94	$15.50	3.0	12.6

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,415 million for the second quarter of 2012, 17.6 percent higher than the $1,203 million for the second quarter of 2011 and 5.8 percent higher than the $1,338 million for the first quarter of 2012. Diluted earnings per common share of $.71 in the second quarter of 2012 were $.11 higher than the second quarter of 2011 and $.04 higher than the previous quarter. Return on average assets and return on average common equity were 1.67 percent and 16.5 percent, respectively, for the second quarter of 2012, compared with 1.54 percent and 15.9 percent, respectively, for the second quarter of 2011. During the second quarter, the Company recorded an accrual related to its portion of indemnification obligations associated with Visa Inc. (NYSE: V) litigation matters, which reduced diluted earnings per common share by $.02 (“Visa accrual”). The provision for credit losses for the second quarter of 2012 was $50 million lower than net charge-offs, compared with a provision for credit losses $90 million lower than net charge-offs for the first quarter of 2012 and $175 million lower than net charge-offs for the second quarter of 2011.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “I am exceptionally proud of our Company’s second quarter 2012 results, as we reported record diluted earnings per common share of $.71, an 18.3 percent increase over the prior year’s quarter and a 6.0 percent increase over the first quarter of 2012. Further, our performance metrics remained industry-leading and within the

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

range of our long-term objectives, with a return on average assets of 1.67 percent, a return on average common equity of 16.5 percent and an efficiency ratio of 51.1 percent.

“Our results benefited from solid balance sheet and fee income growth this quarter. Both average loans and average deposits increased over the second quarter of last year and the prior quarter. On a linked quarter basis, average total loans grew by 1.9 percent, slightly higher than the linked quarter growth we experienced in the first quarter, driven once again by the commercial loan and residential mortgage categories, indicating that we are continuing to gain market share. Our investment in mortgage banking over the past few years was very well-timed, as we posted both record origination volume and revenue in the second quarter. All three categories of payments-related revenue were seasonally strong this quarter. In fact, we achieved growth in virtually every fee category this period versus the prior quarter. Expenses were well-controlled, and we achieved positive operating leverage on both a year-over-year and linked quarter basis.

“Credit quality continued to improve this quarter with net charge-offs and nonperforming assets (excluding covered assets) declining by 8.9 percent and 6.9 percent, respectively, from the prior quarter. Net charge-offs as a percent of average total loans in the second quarter were .98 percent – moving below our “through the cycle” average net charge-off ratio of 1 percent. Given the positive changes in nonperforming assets, as well as the favorable changes in early and late-stage delinquencies and criticized assets, we expect further improvement in credit quality in the third quarter.

“Our capital position remains strong with a Tier 1 common equity ratio of 8.8 percent and a Tier 1 capital ratio of 10.7 percent at June 30th. On June 7th, the Federal Reserve released its proposed Basel III rules for comment. Based on our preliminary assessment of the full impact of the proposed rules for the Basel III standardized approach, our Tier 1 common equity ratio was approximately 7.9 percent at June 30th. Year-to-date we have returned 62 percent of our earnings to our shareholders in the form of dividends and share repurchases.

“Consistent, predictable, repeatable – these are the three words that best describe and frame our Company’s operating philosophy and performance objectives. We continue to invest for the long-term in a diverse, stable mix of businesses, products, and services that are delivered by dedicated and engaged employees, fulfilling and supporting the needs of our customers and the communities we serve. Our Company’s record earnings this quarter demonstrate the benefits we have derived from our diverse business mix and adherence to a straightforward approach to doing business that continues to allow us to deliver industry-leading performance and returns to our shareholders.”

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

INCOME STATEMENT HIGHLIGHTS								Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)	2Q 2012	1Q 2012	2Q 2011	Percent Change 2Q12 vs 1Q12	Percent Change 2Q12 vs 2Q11	YTD 2012	YTD 2011	Percent Change
Net interest income	$2,713	$2,690	$2,544	.9	6.6	$5,403	$5,051	7.0
Noninterest income	2,355	2,239	2,146	5.2	9.7	4,594	4,158	10.5

Total net revenue	5,068	4,929	4,690	2.8	8.1	9,997	9,209	8.6
Noninterest expense	2,601	2,560	2,425	1.6	7.3	5,161	4,739	8.9

Income before provision and taxes	2,467	2,369	2,265	4.1	8.9	4,836	4,470	8.2
Provision for credit losses	470	481	572	(2.3)	(17.8)	951	1,327	(28.3)

Income before taxes	1,997	1,888	1,693	5.8	18.0	3,885	3,143	23.6
Taxable-equivalent adjustment	55	56	56	(1.8)	(1.8)	111	111	—
Applicable income taxes	564	527	458	7.0	23.1	1,091	824	32.4

Net income	1,378	1,305	1,179	5.6	16.9	2,683	2,208	21.5
Net (income) loss attributable to noncontrolling interests	37	33	24	12.1	54.2	70	41	70.7

Net income attributable to U.S. Bancorp	$1,415	$1,338	$1,203	5.8	17.6	$2,753	$2,249	22.4

Net income applicable to U.S. Bancorp common shareholders	$1,345	$1,285	$1,167	4.7	15.3	$2,630	$2,170	21.2

Diluted earnings per common share	$.71	$.67	$.60	6.0	18.3	$1.38	$1.12	23.2

Net income attributable to U.S. Bancorp for the second quarter of 2012 was $212 million (17.6 percent) higher than the second quarter of 2011 and $77 million (5.8 percent) higher than the first quarter of 2012. The increase in net income year-over-year and on a linked quarter basis was the result of growth in total net revenue, driven by increases in both net interest income and fee-based revenue, and a lower provision for credit losses. These positive variances were partially offset by an increase in noninterest expense.

Total net revenue on a taxable-equivalent basis for the second quarter of 2012 was $5,068 million; $378 million (8.1 percent) higher than the second quarter of 2011, reflecting a 6.6 percent increase in net interest income and a 9.7 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of an increase in average earning assets and continued growth in lower cost core deposit funding. Noninterest income increased year-over-year, primarily due to higher mortgage banking revenue and merchant processing services revenue, partially offset by reductions in credit and debit card revenue and ATM processing services revenue. Total net revenue on a taxable-equivalent basis was $139 million (2.8 percent) higher on a linked quarter basis, principally due to strong mortgage banking and payments-related revenue.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

Total noninterest expense in the second quarter of 2012 was $2,601 million; $176 million (7.3 percent) higher than the second quarter of 2011 and $41 million (1.6 percent) higher than the first quarter of 2012. The increase in total noninterest expense year-over-year was primarily due to higher compensation expense, employee benefits costs, mortgage servicing review-related professional services costs and other expense, which included the Visa accrual. Total noninterest expense on a linked quarter basis was higher primarily due to the Visa accrual, as increases in compensation and professional services expenses were offset by lower marketing and business development expense and seasonally lower employee benefits costs.

The Company’s provision for credit losses declined from a year ago and on a linked quarter basis. The provision for credit losses for the second quarter of 2012 was $470 million, $11 million lower than the first quarter of 2012 and $102 million lower than the second quarter of 2011. The provision for credit losses was lower than net charge-offs by $50 million in the second quarter of 2012, $90 million in the first quarter of 2012, and $175 million in the second quarter of 2011. Net charge-offs in the second quarter of 2012 were $520 million, compared with $571 million in the first quarter of 2012, and $747 million in the second quarter of 2011. Given current economic conditions, the Company expects the level of net charge-offs to be modestly lower in the third quarter of 2012.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $2,256 million at June 30, 2012, $2,423 million at March 31, 2012, and $3,262 million at June 30, 2011. The decline on a year-over-year basis was led by a reduction in commercial and commercial real estate nonperforming assets. Notably, commercial mortgage and construction and development nonperforming assets declined by $674 million (49.4 percent), as the Company continued to resolve and reduce exposure to these problem assets. On a linked quarter basis, there was a reduction in nonperforming assets in a majority of the portfolios, reflecting the stabilizing economy. Beginning in the second quarter of 2012, the Company included junior lien loans and lines greater than 120 days past due, as well as junior lien loans and lines behind a first lien greater than 180 days past due or in nonaccrual status, as nonperforming loans. Other retail nonperforming assets increased $117 million compared with the first quarter of 2012 primarily due to this policy change. Covered nonperforming assets were $773 million at June 30, 2012, $1,031 million at March 31, 2012, and $1,389 million at June 30, 2011. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 2.34 percent at June 30, 2012, compared with 2.44 percent at March 31, 2012, and 2.83

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

percent at June 30, 2011. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.25 percent at June 30, 2012, compared with 2.32 percent at March 31, 2012, and 2.66 percent at June 30, 2011. The Company expects total nonperforming assets to trend lower in the third quarter of 2012.

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)	2Q 2012	1Q 2012	2Q 2011	Change 2Q12 vs 1Q12	Change 2Q12 vs 2Q11	YTD 2012	YTD 2011	Change
Components of net interest income
Income on earning assets	$3,285	$3,289	$3,177	$(4)	$108	$6,574	$6,334	$240
Expense on interest-bearing liabilities	572	599	633	(27)	(61)	1,171	1,283	(112)

Net interest income	$2,713	$2,690	$2,544	$23	$169	$5,403	$5,051	$352

Average yields and rates paid
Earning assets yield	4.34%	4.40%	4.59%	(.06)%	(.25)%	4.37%	4.62%	(.25)%
Rate paid on interest-bearing liabilities	1.02	1.07	1.14	(.05)	(.12)	1.04	1.16	(.12)

Gross interest margin	3.32%	3.33%	3.45%	(.01)%	(.13)%	3.33%	3.46%	(.13)%

Net interest margin	3.58%	3.60%	3.67%	(.02)%	(.09)%	3.59%	3.68%	(.09)%

Average balances
Investment securities (a)	$73,181	$71,476	$62,955	$1,705	$10,226	$72,329	$59,698	$12,631
Loans	214,069	210,161	198,810	3,908	15,259	212,115	198,194	13,921
Earning assets	303,754	300,044	277,571	3,710	26,183	301,899	275,766	26,133
Interest-bearing liabilities	226,229	225,314	221,881	915	4,348	225,771	222,878	2,893

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the second quarter of 2012 was $2,713 million, compared with $2,544 million in the second quarter of 2011, an increase of $169 million (6.6 percent). The increase was principally the result of growth in average earning assets and lower cost core deposit funding. The year-over-year increase was also impacted by the first quarter 2012 change in the classification of credit card balance transfer fees. Average earning assets were $26.2 billion (9.4 percent) higher than the second quarter of 2011, driven by increases of $15.3 billion (7.7 percent) in average total loans and $10.2 billion (16.2 percent) in average investment securities. Net interest income increased $23 million (.9 percent) on a linked quarter basis, the result of growth in average earning assets, including lower yielding investment securities and average total loans. The net interest margin in the second quarter of 2012 was 3.58 percent, compared with 3.67 percent in the second quarter of 2011, and 3.60 percent in the first quarter of 2012. The

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

expected decline in the net interest margin year-over-year reflected higher balances in lower yielding investment securities and a decline in loan yields, partially offset by lower deposit rates and a reduction in the average cash balances held at the Federal Reserve compared with the second quarter of 2011, as well as the credit card balance transfer fees classification change in the first quarter of 2012. On a linked quarter basis, the decline in the net interest margin reflected an increase in lower yielding investment securities and lower loan yields, partially offset by a reduction in average cash balances held at the Federal Reserve and lower rates on long-term debt.

AVERAGE LOANS								Table 4
($ in millions)	2Q 2012	1Q 2012	2Q 2011	Percent Change 2Q12 vs 1Q12	Percent Change 2Q12 vs 2Q11	YTD 2012	YTD 2011	Percent Change
Commercial	$54,362	$51,309	$44,135	6.0	23.2	$52,836	$43,413	21.7
Lease financing	5,658	5,822	5,919	(2.8)	(4.4)	5,740	5,974	(3.9)

Total commercial	60,020	57,131	50,054	5.1	19.9	58,576	49,387	18.6
Commercial mortgages	30,624	29,894	28,429	2.4	7.7	30,259	28,071	7.8
Construction and development	5,925	6,091	7,070	(2.7)	(16.2)	6,008	7,269	(17.3)

Total commercial real estate	36,549	35,985	35,499	1.6	3.0	36,267	35,340	2.6

Residential mortgages	39,166	37,831	32,734	3.5	19.6	38,498	32,258	19.3

Credit card	16,696	16,778	15,884	(.5)	5.1	16,737	16,004	4.6

Retail leasing	5,151	5,095	4,808	1.1	7.1	5,123	4,728	8.4
Home equity and second mortgages	17,598	17,933	18,634	(1.9)	(5.6)	17,765	18,717	(5.1)
Other	25,151	24,902	24,498	1.0	2.7	25,027	24,594	1.8

Total other retail	47,900	47,930	47,940	(.1)	(.1)	47,915	48,039	(.3)

Total loans, excluding covered loans	200,331	195,655	182,111	2.4	10.0	197,993	181,028	9.4

Covered loans	13,738	14,506	16,699	(5.3)	(17.7)	14,122	17,166	(17.7)

Total loans	$214,069	$210,161	$198,810	1.9	7.7	$212,115	$198,194	7.0

Average total loans were $15.3 billion (7.7 percent) higher in the second quarter of 2012 than the second quarter of 2011, driven by growth in total commercial loans (19.9 percent), residential mortgages (19.6 percent), credit card loans (5.1 percent) and total commercial real estate loans (3.0 percent). These increases were partially offset by declines in total other retail (.1 percent) and covered loans (17.7 percent). Average total loans, excluding covered loans, were higher by 10.0 percent year-over-year. Impacting the increase in average credit card loans was a purchase of approximately $700 million of consumer credit cards

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

in the fourth quarter of 2011. Average total loans were $3.9 billion (1.9 percent) higher in the second quarter of 2012 than the first quarter of 2012 with increases in total commercial loans (5.1 percent), residential mortgages (3.5 percent) and total commercial real estate loans (1.6 percent), partially offset by a decrease in covered loans (5.3 percent). Excluding covered loans, average total loans grew by 2.4 percent on a linked quarter basis.

Average investment securities in the second quarter of 2012 were $10.2 billion (16.2 percent) higher year-over-year and $1.7 billion (2.4 percent) higher than the prior quarter. The increases over the prior year and linked quarter were primarily due to purchases of U.S. Treasury and government agency-backed securities.

AVERAGE DEPOSITS								Table 5
($ in millions)	2Q 2012	1Q 2012	2Q 2011	Percent Change 2Q12 vs 1Q12	Percent Change 2Q12 vs 2Q11	YTD 2012	YTD 2011	Percent Change
Noninterest-bearing deposits	$64,531	$63,583	$48,721	1.5	32.5	$64,057	$46,467	37.9
Interest-bearing savings deposits
Interest checking	45,928	47,458	43,334	(3.2)	6.0	46,693	42,991	8.6
Money market savings	44,456	45,927	45,014	(3.2)	(1.2)	45,191	45,330	(.3)
Savings accounts	29,556	28,846	26,522	2.5	11.4	29,201	25,929	12.6

Total of savings deposits	119,940	122,231	114,870	(1.9)	4.4	121,085	114,250	6.0
Time certificates of deposit less than $100,000	14,768	14,956	15,368	(1.3)	(3.9)	14,862	15,316	(3.0)
Time deposits greater than $100,000	32,062	27,514	30,452	16.5	5.3	29,788	30,838	(3.4)

Total interest-bearing deposits	166,770	164,701	160,690	1.3	3.8	165,735	160,404	3.3

Total deposits	$231,301	$228,284	$209,411	1.3	10.5	$229,792	$206,871	11.1

Average total deposits for the second quarter of 2012 were $21.9 billion (10.5 percent) higher than the second quarter of 2011. Average noninterest-bearing deposits increased $15.8 billion (32.5 percent) year-over-year, with growth in average balances in a majority of the lines of business including Wholesale Banking, Wealth Management and Securities Services, and Consumer and Small Business Banking. Average total savings deposits were $5.1 billion (4.4 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking and corporate trust average balances, partially offset by lower broker-dealer average balances. Average time certificates of deposit less than $100,000 were slightly lower, while time deposits greater than $100,000 were $1.6 billion (5.3 percent) higher than the second quarter of 2011, principally in broker-dealer average balances.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

Average total deposits increased $3.0 billion (1.3 percent) over the first quarter of 2012. Average noninterest-bearing deposits increased by $948 million (1.5 percent) on a linked quarter basis, mainly driven by growth in Consumer and Small Business Banking. Total average savings deposits decreased $2.3 billion (1.9 percent) on a linked quarter basis due to lower corporate and institutional trust and Wholesale Banking average balances, partially offset by an increase in Consumer and Small Business Banking average balances. Compared with the first quarter of 2012, average time certificates of deposit less than $100,000 were flat, while time deposits greater than $100,000 increased $4.5 billion (16.5 percent), primarily in Wholesale Banking.

NONINTEREST INCOME								Table 6
($ in millions)	2Q 2012	1Q 2012	2Q 2011	Percent Change 2Q12 vs 1Q12	Percent Change 2Q12 vs 2Q11	YTD 2012	YTD 2011	Percent Change
Credit and debit card revenue	$235	$202	$286	16.3	(17.8)	$437	$553	(21.0)
Corporate payment products revenue	190	175	185	8.6	2.7	365	360	1.4
Merchant processing services	359	337	338	6.5	6.2	696	639	8.9
ATM processing services	89	87	114	2.3	(21.9)	176	226	(22.1)
Trust and investment management fees	262	252	258	4.0	1.6	514	514	—
Deposit service charges	156	153	162	2.0	(3.7)	309	305	1.3
Treasury management fees	142	134	144	6.0	(1.4)	276	281	(1.8)
Commercial products revenue	216	211	218	2.4	(.9)	427	409	4.4
Mortgage banking revenue	490	452	239	8.4	nm	942	438	nm
Investment products fees and commissions	38	35	35	8.6	8.6	73	67	9.0
Securities gains (losses), net	(19)	—	(8)	nm	nm	(19)	(13)	46.2
Other	197	201	175	(2.0)	12.6	398	379	5.0

Total noninterest income	$2,355	$2,239	$2,146	5.2	9.7	$4,594	$4,158	10.5

Noninterest Income

Second quarter noninterest income was $2,355 million; $209 million (9.7 percent) higher than the second quarter of 2011 and $116 million (5.2 percent) higher than the first quarter of 2012. The year-over-year increase in noninterest income was primarily driven by strong mortgage banking revenue and higher merchant processing services revenue. The $251 million increase in mortgage banking revenue over the same quarter of last year was principally due to higher origination and sales revenue. The $21 million (6.2 percent) increase in merchant processing services revenue was primarily due to increased transaction volumes. Other income increased $22 million (12.6 percent) year-over-year, principally due to higher retail

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

lease residual revenue. Offsetting these positive variances was a $51 million (17.8 percent) decrease in credit and debit card revenue due to lower debit card interchange fees as a result of fourth quarter of 2011 legislation, net of mitigation efforts, and a change in the classification of credit card balance transfer fees from noninterest income to interest income beginning in the first quarter of 2012. However, these negative variances were partially offset by higher transaction volumes and an $18 million credit related to the final expiration of debit card customer rewards. ATM processing services revenue decreased $25 million (21.9 percent), due to classifying surcharge revenue passed through to others as a reduction of revenue beginning in the first quarter of 2012, rather than occupancy expense as in previous periods. In addition, the second quarter of 2012 had an $11 million unfavorable change in net securities losses compared with the same quarter of 2011, as the Company recognized impairment on a number of securities following the recent downgrades of money center banks by a rating agency.

Noninterest income was $116 million (5.2 percent) higher in the second quarter of 2012 than the first quarter of 2012, primarily due to strong mortgage banking and payments-related revenue. Credit and debit card revenue increased $33 million (16.3 percent) due to higher transaction volumes and legislative-mitigation efforts, including a credit for the final expiration of debit card customer rewards. Corporate payment products revenue increased $15 million (8.6 percent) and merchant processing services revenue increased $22 million (6.5 percent), primarily due to higher volumes. Mortgage banking revenue was $38 million (8.4 percent) higher compared with the first quarter of 2012, principally due to higher mortgage production. Trust and investment management fees increased $10 million (4.0 percent) on a linked quarter basis, reflecting account growth, including business expansion. These positive variances were partially offset by the $19 million of net securities losses in the current quarter.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

NONINTEREST EXPENSE							Table 7

($ in millions)	2Q 2012	1Q 2012	2Q 2011	Percent Change 2Q12 vs 1Q12	Percent Change 2Q12 vs 2Q11	YTD 2012	YTD 2011	Percent Change
Compensation	$1,076	$1,052	$1,004	2.3	7.2	$2,128	$1,963	8.4
Employee benefits	229	260	210	(11.9)	9.0	489	440	11.1
Net occupancy and equipment	230	220	249	4.5	(7.6)	450	498	(9.6)
Professional services	136	84	82	61.9	65.9	220	152	44.7
Marketing and business development	80	109	90	(26.6)	(11.1)	189	155	21.9
Technology and communications	201	201	189	—	6.3	402	374	7.5
Postage, printing and supplies	77	74	76	4.1	1.3	151	150	.7
Other intangibles	70	71	75	(1.4)	(6.7)	141	150	(6.0)
Other	502	489	450	2.7	11.6	991	857	15.6

Total noninterest expense	$2,601	$2,560	$2,425	1.6	7.3	$5,161	$4,739	8.9

Noninterest Expense

Noninterest expense in the second quarter of 2012 totaled $2,601 million, an increase of $176 million (7.3 percent) over the second quarter of 2011, and a $41 million (1.6 percent) increase over the first quarter of 2012. The increase in total noninterest expense year-over-year was primarily due to higher compensation expense, employee benefits expense, professional services expense and other expense. Compensation and employee benefits expense increased over the prior year by $72 million (7.2 percent) and $19 million (9.0 percent), respectively. The increase in compensation expense was primarily the result of growth in staffing for business initiatives and mortgage servicing-related activities, in addition to merit increases. Employee benefits expense increased principally due to higher pension costs and staffing levels. Professional services expense was $54 million (65.9 percent) higher year-over-year, principally due to mortgage servicing review-related projects. Technology and communications expense was $12 million (6.3 percent) higher year-over-year, due to business expansion and technology projects. In addition, other expense increased $52 million (11.6 percent) and included the Visa accrual and higher mortgage servicing costs, partially offset by lower FDIC insurance expense. These increases were partly offset by a decrease in net occupancy and equipment expense of $19 million (7.6 percent), principally reflecting the change in classification in the first quarter of 2012 of ATM surcharge revenue passed through to others and a $10 million (11.1 percent) decrease in marketing and business development expense due to the timing of advertising campaigns.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

Noninterest expense was $41 million (1.6 percent) higher than the first quarter of 2012, primarily due to the Visa accrual. Compensation expense increased $24 million (2.3 percent) on a linked quarter basis, due to the impact of merit increases and higher staffing. Professional services expense was $52 million (61.9 percent) higher due to mortgage servicing review-related projects. Other expense increased by $13 million (2.7 percent) primarily due to the Visa accrual and costs related to investments in affordable housing and other tax-advantaged projects, partially offset by lower regulatory and insurance-related costs. These increases were partially offset by a $31 million (11.9 percent) decrease in employee benefits expense reflecting seasonally lower costs and a $29 million (26.6 percent) decline in marketing and business development expense due to the timing of charitable contributions and payments-related initiatives.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2012 resulted in a tax rate on a taxable-equivalent basis of 31.0 percent (effective tax rate of 29.0 percent), compared with 30.4 percent (effective tax rate of 28.0 percent) in the second quarter of 2011 and 30.9 percent (effective tax rate of 28.8 percent) in the first quarter of 2012.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

ALLOWANCE FOR CREDIT LOSSES				Table 8

($ in millions)	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
Balance, beginning of period	$4,919	$5,014	$5,190	$5,308	$5,498

Net charge-offs
Commercial	56	78	51	90	83
Lease financing	15	8	21	9	13

Total commercial	71	86	72	99	96
Commercial mortgages	47	35	37	68	64
Construction and development	6	36	47	57	100

Total commercial real estate	53	71	84	125	164

Residential mortgages	109	112	119	122	119
Credit card	170	169	193	178	216
Retail leasing	—	1	—	(1)	—
Home equity and second mortgages	63	74	77	74	76
Other	54	57	75	69	71

Total other retail	117	132	152	142	147

Total net charge-offs, excluding covered loans	520	570	620	666	742
Covered loans	—	1	2	3	5

Total net charge-offs	520	571	622	669	747
Provision for credit losses	470	481	497	519	572
Net change for credit losses to be reimbursed by the FDIC	(5)	(5)	(51)	32	(15)

Balance, end of period	$4,864	$4,919	$5,014	$5,190	$5,308

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$4,507	$4,575	$4,678	$4,823	$4,977
Allowance for credit losses to be reimbursed by the FDIC	65	70	75	127	94
Liability for unfunded credit commitments	292	274	261	240	237

Total allowance for credit losses	$4,864	$4,919	$5,014	$5,190	$5,308

Gross charge-offs	$631	$681	$718	$762	$850
Gross recoveries	$111	$110	$96	$93	$103

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.34	2.44	2.52	2.66	2.83
Nonperforming loans, excluding covered loans	247	238	228	196	188
Nonperforming assets, excluding covered assets	210	199	191	166	159

Period-end loans	2.25	2.32	2.39	2.53	2.66
Nonperforming loans	196	174	163	145	140
Nonperforming assets	161	142	133	120	114

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

Credit Quality

Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. The allowance for credit losses was $4,864 million at June 30, 2012, compared with $4,919 million at March 31, 2012, and $5,308 million at June 30, 2011. Total net charge-offs in the second quarter of 2012 were $520 million, compared with $571 million in the first quarter of 2012 and $747 million in the second quarter of 2011. The decrease in total net charge-offs was due to improvement in the commercial and commercial real estate and other retail portfolios, compared with the first quarter of 2012. The Company recorded $470 million of provision for credit losses, $50 million less than net charge-offs, during the second quarter of 2012. The allowance for credit losses reimbursable by the FDIC decreased to $65 million at June 30, 2012.

Commercial and commercial real estate loan net charge-offs decreased to $124 million (.52 percent of average loans outstanding) in the second quarter of 2012, compared with $157 million (.68 percent of average loans outstanding) in the first quarter of 2012, and $260 million (1.22 percent of average loans outstanding) in the second quarter of 2011.

Residential mortgage loan net charge-offs decreased to $109 million (1.12 percent of average loans outstanding) in the second quarter of 2012, compared with $112 million (1.19 percent of average loans outstanding) in the first quarter of 2012 and $119 million (1.46 percent of average loans outstanding) in the second quarter of 2011. Credit card loan net charge-offs remained relatively flat at $170 million (4.10 percent of average loans outstanding) in the second quarter of 2012, compared with $169 million (4.05 percent of average loans outstanding) in the first quarter of 2012, and lower than the $216 million (5.45 percent of average loans outstanding) in the second quarter of 2011. Total other retail loan net charge-offs were $117 million (.98 percent of average loans outstanding) in the second quarter of 2012, lower than both the $132 million (1.11 percent of average loans outstanding) in the first quarter of 2012, and the $147 million (1.23 percent of average loans outstanding) in the second quarter of 2011.

The ratio of the allowance for credit losses to period-end loans was 2.25 percent (2.34 percent excluding covered loans) at June 30, 2012, compared with 2.32 percent (2.44 percent excluding covered loans) at March 31, 2012, and 2.66 percent (2.83 percent excluding covered loans) at June 30, 2011. The ratio of the allowance for credit losses to nonperforming loans was 196 percent (247 percent excluding covered loans) at June 30, 2012, compared with 174 percent (238 percent excluding covered loans) at March 31, 2012, and 140 percent (188 percent excluding covered loans) at June 30, 2011.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

CREDIT RATIOS				Table 9

(Percent)	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
Net charge-offs ratios (a)
Commercial	.41	.61	.41	.77	.75
Lease financing	1.07	.55	1.43	.61	.88
Total commercial	.48	.61	.52	.75	.77

Commercial mortgages	.62	.47	.50	.93	.90
Construction and development	.41	2.38	2.91	3.43	5.67
Total commercial real estate	.58	.79	.93	1.39	1.85

Residential mortgages	1.12	1.19	1.30	1.42	1.46

Credit card (b)	4.10	4.05	4.71	4.40	5.45

Retail leasing	—	.08	—	(.08)	—
Home equity and second mortgages	1.44	1.66	1.67	1.59	1.64
Other	.86	.92	1.19	1.11	1.16
Total other retail	.98	1.11	1.25	1.16	1.23

Total net charge-offs, excluding covered loans	1.04	1.17	1.28	1.42	1.63

Covered loans	—	.03	.05	.08	.12

Total net charge-offs	.98	1.09	1.19	1.31	1.51

Delinquent loan ratios—90 days or more past due excluding nonperforming loans (c)
Commercial	.07	.08	.08	.08	.09
Commercial real estate	.03	.04	.04	.08	.01
Residential mortgages	.80	.79	.98	1.03	1.13
Credit card	1.17	1.33	1.36	1.28	1.32
Other retail	.19	.34	.38	.36	.35
Total loans, excluding covered loans	.33	.38	.43	.43	.44
Covered loans	4.96	5.23	6.15	5.14	5.66
Total loans	.61	.70	.84	.78	.87

Delinquent loan ratios—90 days or more past due including nonperforming loans (c)
Commercial	.38	.61	.63	.79	.86
Commercial real estate	1.92	2.15	2.55	3.51	3.85
Residential mortgages	2.46	2.58	2.73	2.88	3.16
Credit card	2.29	2.58	2.65	2.81	2.91
Other retail	.57	.48	.52	.50	.51
Total loans, excluding covered loans	1.27	1.40	1.54	1.79	1.94
Covered loans	9.30	10.86	12.42	11.70	12.01
Total loans	1.76	2.04	2.30	2.53	2.77

(a)	Annualized and calculated on average loan balances
(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 4.25 percent for the second quarter of 2012, 4.21 percent for the first quarter of 2012, 4.88 percent for the fourth quarter of 2011, 4.54 percent for the third quarter of 2011 and 5.62 percent for the second quarter of 2011.
(c)	Ratios are expressed as a percent of ending loan balances.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

ASSET QUALITY					Table 10

($ in millions)	Jun 30 2012	Mar 31 2012	Dec 31 2011	Sep 30 2011	Jun 30 2011
Nonperforming loans
Commercial	$172	$280	$280	$342	$349
Lease financing	23	31	32	40	43

Total commercial	195	311	312	382	392

Commercial mortgages	376	380	354	600	650
Construction and development	314	379	545	620	714

Total commercial real estate	690	759	899	1,220	1,364

Residential mortgages	660	686	650	650	671
Credit card	189	207	224	250	256
Other retail	182	65	67	66	73

Total nonperforming loans, excluding covered loans	1,916	2,028	2,152	2,568	2,756
Covered loans	570	798	926	1,010	1,041

Total nonperforming loans	2,486	2,826	3,078	3,578	3,797
Other real estate (a)	324	377	404	452	489
Covered other real estate (a)	203	233	274	293	348
Other nonperforming assets	16	18	18	16	17

Total nonperforming assets (b)	$3,029	$3,454	$3,774	$4,339	$4,651

Total nonperforming assets, excluding covered assets	$2,256	$2,423	$2,574	$3,036	$3,262

Accruing loans 90 days or more past due, excluding covered loans	$663	$750	$843	$814	$804

Accruing loans 90 days or more past due	$1,315	$1,492	$1,753	$1,606	$1,732

Performing restructured loans, excluding GNMA and covered loans	$3,310	$3,380	$3,365	$3,095	$2,532

Performing restructured GNMA and covered loans (c)	$1,727	$1,675	$1,509	$1,025

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.11	1.22	1.32	1.60	1.77
Nonperforming assets to loans plus ORE (%)	1.40	1.63	1.79	2.11	2.32

(a)	Includes equity investments in entities whose only asset is other real estate owned.
(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.
(c)	Prior to new accounting guidance in the third quarter of 2011 restructured covered loans and loans purchased from Government National Mortgage Association (“GNMA”) mortgage pools, whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs, were not included in restructured loans.

Nonperforming assets at June 30, 2012, totaled $3,029 million, compared with $3,454 million at March 31, 2012, and $4,651 million at June 30, 2011. Total nonperforming assets at June 30, 2012, included $773 million of covered assets. The ratio of nonperforming assets to loans and other real estate was 1.40 percent (1.11 percent excluding covered assets) at June 30, 2012, compared with 1.63 percent (1.22 percent

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

excluding covered assets) at March 31, 2012, and 2.32 percent (1.77 percent excluding covered assets) at June 30, 2011. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the construction and development portfolio, as well as by improvement in commercial mortgages and other commercial loan portfolios, partially offset by an increase in nonperforming other retail loans primarily due to the policy change for junior lien lines and loans.

Accruing loans 90 days or more past due were $1,315 million ($663 million excluding covered loans) at June 30, 2012, lower than the $1,492 million ($750 million excluding covered loans) at March 31, 2012, and the $1,732 million ($804 million excluding covered loans) at June 30, 2011. Performing restructured loans, excluding GNMA and covered loans, decreased $70 million compared with March 31, 2012, but increased $778 million compared with June 30, 2011. The increase from a year ago was the result of a change in reporting, whereby the Company now includes residential mortgage loans under trial modification in these totals. The increase also reflects the impact of new accounting guidance adopted in the third quarter of 2011.

CAPITAL POSITION					Table 11

($ in millions)	Jun 30 2012	Mar 31 2012	Dec 31 2011	Sep 30 2011	Jun 30 2011
Total U.S. Bancorp shareholders’ equity	$37,792	$35,900	$33,978	$33,230	$32,452
Tier 1 capital	30,044	29,976	29,173	28,081	27,795
Total risk-based capital	36,439	36,431	36,067	35,369	35,109

Tier 1 capital ratio	10.7%	10.9%	10.8%	10.8%	11.0%
Total risk-based capital ratio	13.0	13.3	13.3	13.5	13.9
Leverage ratio	9.1	9.2	9.1	9.0	9.2
Tangible common equity to tangible assets	6.9	6.9	6.6	6.6	6.5
Tangible common equity to risk-weighted assets	8.5	8.3	8.1	8.1	8.0
Tier 1 common equity to risk-weighted assets using Basel I definition	8.8	8.7	8.6	8.5	8.4
Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012	—	8.4	8.2	8.2	8.1
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standarized approach released June 2012	7.9	—	—	—	—

Total U.S. Bancorp shareholders’ equity was $37.8 billion at June 30, 2012, compared with $35.9 billion at March 31, 2012, and $32.5 billion at June 30, 2011. The Tier 1 capital ratio was 10.7 percent at June 30, 2012, compared with 10.9 percent at March 31, 2012, and 11.0 percent at June 30, 2011. The tangible common equity to tangible assets ratio was 6.9 percent at June 30, 2012 and at March 31, 2012, compared with 6.5 percent at June 30, 2011. The Tier 1 common equity to risk-weighted assets ratio was 8.8

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

percent at June 30, 2012, compared with 8.7 percent at March 31, 2012, and 8.4 percent at June 30, 2011. All regulatory ratios continue to be in excess of “well-capitalized” requirements. Additionally, the Tier 1 common equity to risk-weighted assets ratio using proposed rules for the Basel III standardized approach released June 2012 was approximately 7.9 percent at June 30, 2012. During the second quarter, the Company declared $369 million in common stock dividends and repurchased common stock totaling $401 million.

COMMON SHARES					Table 12

(Millions)	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
Beginning shares outstanding	1,901	1,910	1,913	1,925	1,927
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	4	7	3	1	—
Shares repurchased	(13)	(16)	(6)	(13)	(2)

Ending shares outstanding	1,892	1,901	1,910	1,913	1,925

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13

($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			2Q 2012
Business Line	2Q 2012	1Q 2012	2Q 2011	2Q12 vs 1Q12	2Q12 vs 2Q11	YTD 2012	YTD 2011	Percent Change	Earnings Composition
Wholesale Banking and Commercial Real Estate	$330	$333	$272	(.9)	21.3	$663	$482	37.6	23%
Consumer and Small Business Banking	378	385	189	(1.8)	nm	763	325	nm	27
Wealth Management and Securities Services	41	45	47	(8.9)	(12.8)	86	102	(15.7)	3
Payment Services	316	257	363	23.0	(12.9)	573	654	(12.4)	22
Treasury and Corporate Support	350	318	332	10.1	5.4	668	686	(2.6)	25

Consolidated Company	$1,415	$1,338	$1,203	5.8	17.6	$2,753	$2,249	22.4	100%

(a)	preliminary data

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2012, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $330 million of the Company’s net income in the second quarter of 2012, compared with $272 million in the second quarter of 2011 and $333 million in the first quarter of 2012. Wholesale Banking and Commercial Real Estate’s net income increased $58 million (21.3 percent) over the same quarter of 2011, due to a lower provision for credit losses and lower total noninterest expense, partially offset by lower total net revenue. Net interest income decreased $11 million (2.1 percent) year-over-year, primarily due to lower rates on loans, a decrease in loan fees and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income decreased $9 million (2.8 percent), due to lower commercial products revenue, principally lower standby letters of credit and loan commitment fees, partially offset by an increase in other income due to equity investment revenue. Total noninterest expense decreased $6 million (1.9 percent) from a year ago, primarily due to lower FDIC insurance expense and other loan expense. The provision for credit losses was $112 million (100.0 percent) lower year-over-year, due to lower net charge-offs and a reduction in the reserve allocation.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

Wholesale Banking and Commercial Real Estate’s contribution to net income in the second quarter of 2012 was $3 million (.9 percent) lower than the first quarter of 2012. Total net revenue decreased $6 million (.7 percent) compared with the prior quarter. Net interest income decreased $14 million (2.6 percent) on a linked quarter basis as a result of lower loan rates and a reduction in the margin benefit from deposits, partially offset by higher average loan balances. Total noninterest income increased by $8 million (2.6 percent), principally due to seasonally higher treasury management fees and an increase in equity investment revenue. Total noninterest expense was relatively flat on a linked quarter basis, with a decrease of $1 million (.3 percent). The provision for credit losses decreased $3 million (100.0 percent) on a linked quarter basis, due to lower net charge-offs, partially offset by a change in the reserve allocation.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $378 million of the Company’s net income in the second quarter of 2012, a $189 million (100.0 percent) increase over the second quarter of 2011, and a $7 million (1.8 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a $102 million increase in its contribution over the same quarter of last year. The increase in the retail banking division’s contribution over the same period of 2011 was principally due to lower total noninterest expense and a lower provision for credit losses. Retail banking’s total net revenue was 1.2 percent lower than the second quarter of 2011. Net interest income increased .7 percent, primarily due to higher loan and deposit volumes and favorable loan rates, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income for the retail banking division decreased 5.5 percent from a year ago, principally due to a decrease in ATM processing services revenue, a result of the change in classification of the surcharge revenue passed through to others and lower deposit services charges, partially offset by higher retail lease residual revenue. Total noninterest expense for the retail banking division in the second quarter of 2012 decreased 4.5 percent year-over-year, principally due to lower net occupancy and equipment expense, a result of the classification change to ATM surcharge revenue passed through to others, FDIC insurance expense and other intangibles expense. The provision for credit losses for the retail banking division decreased 41.0 percent on a year-over-year basis due to lower net charge-offs and a reduction in the reserve allocation. The contribution of the mortgage banking division

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

increased 71.9 percent over the second quarter of 2011 due to higher total net revenue, partially offset by increases in total noninterest expense and in the provision for credit losses. The division’s 77.9 percent increase in total net revenue was due to a $247 million increase in total noninterest income driven by strong mortgage origination and sales revenue. In addition, net interest income increased 34.6 percent, primarily the result of higher average loans held-for-sale. Total noninterest expense was 82.3 percent higher, reflecting higher compensation and employee benefits expense and mortgage servicing review-related costs. The provision for credit losses increased 97.7 percent due to a change in the reserve allocation.

Consumer and Small Business Banking’s contribution in the second quarter of 2012 was $7 million (1.8 percent) lower than the first quarter of 2012 due to increases in total noninterest expense and the provision for credit losses, partially offset by higher total net revenue. Within Consumer and Small Business Banking, the retail banking division’s contribution increased 16.4 percent on a linked quarter basis. Total net revenue for the retail banking division was relatively flat. Total noninterest expense for the retail banking division was 1.8 percent lower than the first quarter of 2012, principally due to seasonally lower employee benefits expense and lower net shared services expense. The provision for credit losses for the division decreased 11.2 percent due to lower net charge-offs and a favorable change in the reserve allocation. The contribution of the mortgage banking division decreased 13.0 percent from the first quarter of 2012 due to increases in total noninterest expense and in the provision for credit losses, partially offset by an increase in total net revenue. Total net revenue increased 6.9 percent, principally due to an 8.6 percent increase in total noninterest income driven by strong mortgage origination and sales revenue. Total noninterest expense increased 20.7 percent, driven by increased compensation expense and mortgage servicing review-related costs. The mortgage banking division’s provision for credit losses increased $47 million on a linked quarter basis due to a change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $41 million of the Company’s net income in the second quarter of 2012, a 12.8 percent decrease from the second quarter of 2011, and an 8.9 percent decrease from the first quarter of 2012. The decrease in the business line’s contribution, compared with the same quarter of 2011, was mainly due to higher total noninterest expense. Total net revenue increased by $9 million (2.5 percent) year-over-year. Net interest income was relatively

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

flat, while total noninterest income increased by $8 million (3.0 percent), primarily due to business expansion and higher investment products fees and commissions. Total noninterest expense increased by $15 million (5.4 percent) due to higher compensation and employee benefits expense, partially offset by a reduction in acquisition integration costs. The provision for credit losses increased $4 million due to higher net charge-offs and a change in the reserve allocation.

The business line’s contribution in the second quarter of 2012 was $4 million (8.9 percent) lower than the prior quarter. Total net revenue increased $1 million (.3 percent) due to a $12 million (4.5 percent) increase in total noninterest income due to account growth, business expansion and higher investment products fees and commissions, partially offset by an $11 million (11.7 percent) decrease in net interest income due to a reduction of the margin benefit from deposit balances. Total noninterest expense increased $4 million (1.4 percent) over the prior quarter, as higher compensation expense and professional services costs were partially offset by lower net shared services costs. The provision for credit losses was $4 million higher than the prior quarter due to an increase in net charge-offs.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $316 million of the Company’s net income in the second quarter of 2012, a decrease of $47 million (12.9 percent) from the same period of 2011, but a $59 million (23.0 percent) increase over the prior quarter. The decrease year-over-year was primarily due to a higher provision for credit losses, partially offset by an increase in total net revenue. Total net revenue increased $34 million (2.9 percent) year-over-year. Net interest income increased $49 million (15.0 percent), principally due to higher average loan balances and the credit card balance transfer fees classification change. Total noninterest income decreased $15 million (1.8 percent) year-over-year. Credit and debit card revenue decreased due to lower debit card interchange fees as a result of recent legislation, net of mitigation efforts, and the impact of classifying credit card balance transfer fees as interest income in the current year. However, these negative variances were partially offset by higher transaction volumes and an $18 million credit related to the final expiration of debit card customer rewards. Partially offsetting this decrease, corporate payment products revenue and merchant processing services revenue increased due to higher transaction volumes and other revenue increased due to a merchant processing-related gain. Total noninterest expense was flat compared with the second quarter of 2011. The provision for credit losses increased $108 million due to the impact of a reserve release in the second quarter of 2011, partially offset by lower net charge-offs.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

Payment Services’ contribution in the second quarter of 2012 was $59 million (23.0 percent) higher than the first quarter of 2012, due to higher total net revenue, lower total noninterest expense and a lower provision for credit losses. Total net revenue was higher by $63 million (5.6 percent) than the first quarter of 2012. Net interest income decreased $20 million (5.1 percent), driven by lower rates on loans and a decrease in loan fees. Total noninterest income was $83 million (11.3 percent) higher on a linked quarter basis. Credit and debit card revenue increased due to higher transaction volumes and legislative-mitigation efforts, including a credit for the final expiration of debit card customer rewards. Corporate payment products revenue and merchant processing services revenue increased, primarily due to higher volumes. In addition, other revenue was higher mainly due to a merchant processing-related gain in the current quarter. Total noninterest expense decreased $11 million (2.2 percent) on a linked quarter basis, principally due to the timing of marketing programs. The provision for credit losses decreased $19 million (8.8 percent) due to a favorable change in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $350 million in the second quarter of 2012, compared with net income of $332 million in the second quarter of 2011 and net income of $318 million in the first quarter of 2012. Net interest income increased $77 million (16.1 percent) over the second quarter of 2011, reflecting growth in the investment securities portfolio, lower long-term funding rates, as well as the impact of wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased by $2 million (5.4 percent) year-over-year, principally due to higher commercial products revenue, partially offset by an $11 million increase in net securities losses, as the Company recognized impairment on a number of securities. Total noninterest expense increased by $96 million (48.5 percent), principally due to increased compensation and employee benefits expense and the impact of the Visa accrual, partially offset by lower net shared services expense.

Net income in the second quarter of 2012 was $32 million (10.1 percent) higher on a linked quarter basis, due to an increase in total net revenue and a decrease in the provision for credit losses, partially offset by higher total noninterest expense. Total net revenue was higher than the first quarter of 2012 by $42 million (7.6 percent), principally as a result of a 14.0 percent increase in net interest income, reflecting lower

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

long-term funding rates and the Company’s asset/liability position, partially offset by a $26 million (40.0 percent) decrease in total noninterest income, driven by lower equity investment income and an increase in net securities losses. A $21 million (7.7 percent) increase in total noninterest expense on a linked quarter basis primarily reflected the Visa accrual, higher costs related to investments in affordable housing other tax-advantaged projects and in net shared services expense, partially offset by lower regulatory and insurance-related costs, the timing of charitable contributions and seasonally lower employee benefits costs.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

On Wednesday, July 18, 2012, at 8:30 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 88620616. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, July 18th, and will run through Wednesday, July 25th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 88620616. To access the webcast and presentation go to www.usbank.com and click on About U.S. Bank. The Webcasts & Presentations link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $353 billion in assets as of June 30, 2012, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,080 banking offices in 25 states and 5,085 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Second Quarter 2012 Results

July 18, 2012

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators under the FDIC Improvement Act prompt corrective action provisions applicable to all banks, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012, and

•	Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from capital ratios defined by current banking regulations principally in that the numerator excludes trust preferred securities and preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principals (“GAAP”) or federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2012	2011	2012	2011
Interest Income
Loans	$2,631	$2,563	$5,269	$5,115
Loans held for sale	67	34	132	97
Investment securities	470	459	938	887
Other interest income	60	63	121	120

Total interest income	3,228	3,119	6,460	6,219
Interest Expense
Deposits	177	210	358	444
Short-term borrowings	127	131	250	264
Long-term debt	266	290	560	571

Total interest expense	570	631	1,168	1,279

Net interest income	2,658	2,488	5,292	4,940
Provision for credit losses	470	572	951	1,327

Net interest income after provision for credit losses	2,188	1,916	4,341	3,613
Noninterest Income
Credit and debit card revenue	235	286	437	553
Corporate payment products revenue	190	185	365	360
Merchant processing services	359	338	696	639
ATM processing services	89	114	176	226
Trust and investment management fees	262	258	514	514
Deposit service charges	156	162	309	305
Treasury management fees	142	144	276	281
Commercial products revenue	216	218	427	409
Mortgage banking revenue	490	239	942	438
Investment products fees and commissions	38	35	73	67
Securities gains (losses), net	(19)	(8)	(19)	(13)
Other	197	175	398	379

Total noninterest income	2,355	2,146	4,594	4,158
Noninterest Expense
Compensation	1,076	1,004	2,128	1,963
Employee benefits	229	210	489	440
Net occupancy and equipment	230	249	450	498
Professional services	136	82	220	152
Marketing and business development	80	90	189	155
Technology and communications	201	189	402	374
Postage, printing and supplies	77	76	151	150
Other intangibles	70	75	141	150
Other	502	450	991	857

Total noninterest expense	2,601	2,425	5,161	4,739

Income before income taxes	1,942	1,637	3,774	3,032
Applicable income taxes	564	458	1,091	824

Net income	1,378	1,179	2,683	2,208
Net (income) loss attributable to noncontrolling interests	37	24	70	41

Net income attributable to U.S. Bancorp	$1,415	$1,203	$2,753	$2,249

Net income applicable to U.S. Bancorp common shareholders	$1,345	$1,167	$2,630	$2,170

Earnings per common share	$.71	$.61	$1.39	$1.13
Diluted earnings per common share	$.71	$.60	$1.38	$1.12
Dividends declared per common share	$.195	$.125	$.390	$.250
Average common shares outstanding	1,888	1,921	1,895	1,920
Average diluted common shares outstanding	1,898	1,929	1,904	1,929

U.S. Bancorp

Consolidated Ending Balance Sheet

	June 30, 2012	December 31, 2011	June 30, 2011
(Dollars in Millions)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$15,403	$13,962	$15,250
Investment securities
Held-to-maturity	34,635	18,877	13,280
Available-for-sale	39,313	51,937	52,299
Loans held for sale	8,257	7,156	3,543
Loans
Commercial	61,534	56,648	50,550
Commercial real estate	36,557	35,851	35,490
Residential mortgages	39,920	37,082	33,110
Credit card	16,905	17,360	16,111
Other retail	48,035	48,107	48,220

Total loans, excluding covered loans	202,951	195,048	183,481
Covered loans	13,137	14,787	16,401

Total loans	216,088	209,835	199,882
Less allowance for loan losses	(4,572)	(4,753)	(5,071)

Net loans	211,516	205,082	194,811
Premises and equipment	2,638	2,657	2,529
Goodwill	8,934	8,927	8,950
Other intangible assets	2,712	2,736	3,266
Other assets	29,728	28,788	26,946

Total assets	$353,136	$340,122	$320,874

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$69,905	$68,579	$57,310
Interest-bearing	133,936	134,757	128,087
Time deposits greater than $100,000	37,475	27,549	29,486

Total deposits	241,316	230,885	214,883
Short-term borrowings	30,684	30,468	29,654
Long-term debt	28,821	31,953	32,830
Other liabilities	13,441	11,845	10,166

Total liabilities	314,262	305,151	287,533
Shareholders’ equity
Preferred stock	4,769	2,606	2,606
Common stock	21	21	21
Capital surplus	8,176	8,238	8,235
Retained earnings	32,687	30,785	28,701
Less treasury stock	(7,031)	(6,472)	(6,134)
Accumulated other comprehensive income (loss)	(830)	(1,200)	(977)

Total U.S. Bancorp shareholders’ equity	37,792	33,978	32,452
Noncontrolling interests	1,082	993	889

Total equity	38,874	34,971	33,341

Total liabilities and equity	$353,136	$340,122	$320,874

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Total equity	$38,874	$36,914	$34,971	$34,210	$33,341
Preferred stock	(4,769)	(3,694)	(2,606)	(2,606)	(2,606)
Noncontrolling interests	(1,082)	(1,014)	(993)	(980)	(889)
Goodwill (net of deferred tax liability)	(8,205)	(8,233)	(8,239)	(8,265)	(8,300)
Intangible assets, other than mortgage servicing rights	(1,118)	(1,182)	(1,217)	(1,209)	(1,277)

Tangible common equity (a)	23,700	22,791	21,916	21,150	20,269
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	30,044	29,976	29,173	28,081	27,795
Trust preferred securities	—	(1,800)	(2,675)	(2,675)	(3,267)
Preferred stock	(4,769)	(3,694)	(2,606)	(2,606)	(2,606)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(685)	(686)	(687)	(695)	(695)

Tier 1 common equity using Basel I definition (b)	24,590	23,796	23,205	22,105	21,227

Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel III proposals published prior to June 2012		27,578	25,636	24,902	23,931
Preferred stock		(3,694)	(2,606)	(2,606)	(2,606)
Noncontrolling interests of real estate investment trusts		(659)	(664)	(667)	(667)

Tier 1 common equity using Basel III proposals published prior to June 2012 (c)		23,225	22,366	21,629	20,658

Tier 1 capital, determined in accordance with prescribed regulatory requirements approximated using proposed rules for the Basel III standardized approach released June 2012	28,622
Preferred stock	(4,769)

Tier 1 common equity approximated using proposed rules for the Basel III standardized approach released June 2012 (d)	23,853

Total assets	353,136	340,762	340,122	330,141	320,874
Goodwill (net of deferred tax liability)	(8,205)	(8,233)	(8,239)	(8,265)	(8,300)
Intangible assets, other than mortgage servicing rights	(1,118)	(1,182)	(1,217)	(1,209)	(1,277)

Tangible assets (e)	343,813	331,347	330,666	320,667	311,297

Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (f)	279,982 *	274,847	271,333	261,115	252,882

Risk-weighted assets using Basel III proposals published prior to June 2012 (g)	—	277,856	274,351	264,103	256,205

Risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (h)	303,212 *

Ratios *
Tangible common equity to tangible assets (a)/(e)	6.9%	6.9%	6.6%	6.6%	6.5%
Tangible common equity to risk-weighted assets using Basel I definition (a)/(f)	8.5	8.3	8.1	8.1	8.0
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(f)	8.8	8.7	8.6	8.5	8.4
Tier 1 common equity to risk-weighted assets using Basel III proposals published prior to June 2012 (c)/(g)	—	8.4	8.2	8.2	8.1
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (d)/(h)	7.9	—	—	—	—

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.